OSTROWITZ & OSTROWITZ, ESQS.
225 Gordons Corner Road
Suite 1-J
Manalapan, New Jersey  07726
(732) 446-2800 Attorneys for Plaintiff
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SOVEREIGN BANK,                        SUPERIOR COURT OF NEW JERSEY
                                       LAW DIVISION: MONMOUTH COUNTY
      Plaintiff,                       Docket No. L-3253-02

    -vs-                               Civil Action

ARC COMMUNICATIONS, INC. and
ARC MESA EDUCATORS, INC.,
                                       AMENDMENT TO
                                       FORBEARANCE AND
                                       SETTLEMENT STIPULATION
Defendants.                            -----------------------
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     IT IS HEREBY STIPULATED, CONSENTED TO AND AGREED, by and between the parties to this action, as follows:

         1. That, heretofore, and on the 2nd day of August, 2002, a certain Final Judgment and Order of Possession was entered in this Court, inter alia, entering a monetary Judgment against the defendants in the sum of $446,624.89, and costs, as well as an Order of Possession with respect to the personal property collateral at issue herein, i.e., i.e., accounts, defined in the security agreement as including accounts which are now existing and hereafter arising, as well as all attachments, accessions, accessories, tools, parts, supplies, increases and additions to and all replacements of and substitutions for any property described herein and/or hereinabove, all products and produce of any of the property described herein and/or hereinabove, all accounts, general intangibles, instruments, rents, monies, payments, and all other rights, arising out of a sale, lease, or other disposition of any of the property described herein and/or hereinabove, all proceeds (including insurance proceeds) from the sale, destruction, loss or other disposition of any of the property described herein

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and/or hereinabove, all records and data (including, without limitation, sales journals, invoice copies, work or sales orders and correspondence) relating to any of the foregoing, whether in the form of a writing, photograph, microfilm, microfiche, or electronic media, together with all of the defendant(s)' right, title, and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media. The balance due and owing as of March 20, 2003, is $282,868.62, made up of $281,464.81 principal, $744.62 interest, and $659.19 late charges, with a perdiem interest figure of $37.14 from and after March 20, 2003.

     2. That, in pursuance of the subject Order of Possession, the plaintiff thereupon forwarded the same to the Sheriff of Monmouth County for execution, and the Sheriff was scheduled to appear at the business premises of the defendants on August 21, 2002, adjourned to August 23, 2002.

     3. That, the parties hereto thereupon entered into and executed a certain Forbearance and Settlement Stipulation, bearing date of September 4, 2002, and duly filed herein on the 16th day of September, 2002.

     4. All of the terms, provisions, warranties and representations heretofore made in the Stipulation filed herein on the 16th day of September, 2002, shall remain in full force and effect, except insofar as the same are expressly modified or amended by the express terms of this Stipulation.

     5. That, the parties subsequently entered into a certain Consent Order, signed by the Honorable ALEXANDER D. LEHRER, on the 2nd day of December, 2002, and filed on said date, providing for the vacatur of the plaintiff's judgment and, further providing that "the vacatur of the subject Final Judgment and Order of Possession will not affect or

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diminish, in any way, the obligations of the defendants with respect to the collateral security granted to the plaintiff, the security interest in which shall remain in full force and effect, and the payment obligations of the defendants and other obligations set forth in the subject Forbearance and Settlement Stipulation which shall continue to remain in full force and effect."

     6. That, by the execution of this Stipulation, the parties similarly intend that the execution of same "will not affect or diminish, in any way, the obligations of the defendants with respect to the collateral security granted to the plaintiff, the security interest in which shall remain in full force and effect, and the payment obligations of the defendants and other obligations set forth in the subject Forbearance and Settlement Stipulation" filed herein on the 16th day of September, 2002 "shall continue to remain in full force and effect."

     7. That, the obligations due and owing to the plaintiff, by their terms, as may have modified by virtue of the above-referenced Forbearance and Settlement Stipulation, have matured as of March 1, 2003, pursuant to paragraph "10." of the said Stipulation filed on September 16, 2002.

     8. That, simultaneously herewith, the defendants shall pay to the plaintiff, in good and sufficient funds, the sum of $150,000.00, which sum shall be paid to the plaintiff, at its offices, SOVEREIGN BANK MANAGED ASSETS DIVISION, 619 Alexander Road, Princeton, New Jersey 08540 (Attn: William R. Kendall), which shall be applied by the plaintiff to principal and/or capitalized interest, unpaid or unreimbursed counsel fees and costs in the plaintiff's sole discretion.

     9. That, on or before the first day of April, 2003, the defendant shall pay the accrued interest on the loan obligations, to




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the plaintiff, at its offices, SOVEREIGN BANK MANAGED ASSETS DIVISION, 619
Alexander Road, Princeton, New Jersey 08540 (Attn: William R. Kendall), in good and sufficient funds. Commencing on the first day of May, 2003, and for each and every month thereafter, the defendants shall pay to the plaintiff, at its offices, SOVEREIGN BANK MANAGED ASSETS DIVISION, 619 Alexander Road, Princeton, New Jersey 08540 (Attn: William R. Kendall), in good and sufficient funds, the sum of $2,000.00, principal, together with accrued interest on the outstanding obligations. Thereafter, the defendants agrees to forward to the plaintiff, at its offices aforesaid, in good and sufficient funds, the sum of $2,000.00, plus accrued interest on or before the 1st day of each and every month thereafter for twelve (12) consecutive months. Each installment of $2,000.00 shall include an amount equal to the outstanding accrued interest then due and owing at the fixed interest rate of seven (7.0%) percent per annum.

     10. That, upon payment and clearance of the payment referenced herein in paragraph "8.", and subject to full and complete compliance herewith, and the timely payment of each and every one (1) of the payments required hereunder, the plaintiff has agreed to accept the foregoing payments for twelve (12) months, and the balance shall be due, owing and payable, in full, unless there is a sooner default, on April 1, 2004.

     11. That, on the 1st day of April, 2004, the forbearance expressed in this Stipulation, as well as in the prior Stipulation filed on September 16, 2002, shall terminate, such that the defendants shall thereupon pay without defalcation, demand or offset and the plaintiff may enforce payment of the entire remaining outstanding sum due and owing to the plaintiff which shall in the meantime remain fully due and payable, but subject to forbearance, without further notice,



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demand or action on the part of the plaintiff, together with all then-accrued interest thereon, all Court Costs, legal fees, execution and/or levy fees, etc.

     12. The terms of this Stipulation will not affect or diminish, in any way, the obligations of the defendants herein with respect to the collateral security granted to the plaintiff, the security interests in which shall remain in full force and effect.

     13. That, on or before March 3, 2003, the defendants have provided or shall simultaneously provide to the plaintiff a listing of the accounts receivable aging for ARC COMMUNICATIONS, INC., the addresses of the account debtors, and complete, updated listings of accounts receivable. The defendants shall provide an accounts aging report in similar form, every thirty (30) days, which lists shall be signed and attested to as accurate and complete and without offset or declination or allowance to which any account debtor is entitled or conceded, by the C.O.O. of ARC COMMUNICATIONS, INC., and forwarded to the plaintiff, at its offices, SOVEREIGN BANK MANAGED ASSET DIVISION, 619 Alexander Road, Princeton, New Jersey 08540 (Attn: William R. Kendall).

     14. It is agreed that at all times after April 1, 2003 until the obligations are fully and finally paid the defendants' aggregate uncollected account receivable balance after any offset or deduction or credits to which account debtors are entitled, and less than ninety (90) days old ("net reported aggregate value of accounts") shall be no less than $150,000.00. After March 3, 2003, the net aggregate reported value of the accounts receivable shall not fall below $150,000.00. In the event that the principal balance of the outstanding obligations fall below $150,000.00, the defendant shall maintain a ninety (90%) percent ratio of accounts receivable to principal balance. For the



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purposes of this paragraph, accounts receivable shall not be reported or counted unless and until they are fully and finally earned by the defendants' performance, nor shall they be reported or counted if they are more than 90 days overdue, nor shall they be reported or counted if they first become due more than 60 days after the invoicing date, nor shall they be reported or counted if they have not actually been invoiced to the account debtor, accounts receivable which are deemed by the plaintiff or by the defendants as "uncollectible", by virtue of their age, uncertainty, contingency, etc., shall not be considered in the computation of the collateral balance. The determination of an account being "uncollectible" shall be made by the plaintiff in its sole discretion. The defendants shall, upon request, supply to the plaintiff, any information reasonably required to ascertain the value or collectability of any reported account, including, without limitation, sales journals, sales ledgers, invoices, sales orders, and correspondence regarding offsets, deductions or allowances. If the net reported aggregate value of accounts falls below $150,000.00 (or below the ninety (90%) percent ratio referenced hereinabove), the defendants shall pay, within five (5) business days, to the plaintiff, the difference between said amount of $150,000.00 (or ninety (90%) percent ratio amount) and the then outstanding net reported aggregate value of accounts.

     15. That, as set forth hereinabove, the plaintiff has heretofore vacated its Judgment against the defendants in the outstanding sum due and owing to the plaintiff as aforesaid. However, in the event that there is any default with respect to this Stipulation, the prior Stipulation filed on September 16, 2002, or under any other underlying agreement by and between the parties hereto, in the event that the defendants fail to make any payment required hereunder, or under the



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prior Stipulation filed on September 16, 2002, or if the defendants otherwise fail to comply with any of the provisions hereunder, or if there is any event which would constitute a default under the Note, Business Loan Agreement, Security Agreement, any Guarantee, if the defendants cease to operate or do business, merge, consolidate, or otherwise change so that there is any additional risk to the plaintiff, written notice of default shall be given to counsel for the defendant, WESTERMAN, BALL, EDERER, MILLER & SHARFSTEIN, LLP (ALAN C. EDERER, ESQ.), 170 Old Country Road, 4th Floor, Mineola, New York 11601, by regular mail and by telefax, and the defendant shall thereupon have five (5) days to cure such default thereafter. In the event that such default is not so cured, the forbearance expressed in this Stipulation is thereupon terminated, so that the plaintiff can proceed to enforce all of its rights and remedies to collect its entire indebtedness, and the plaintiff is granted leave to submit its Judgment, in the same or similar form as that entered herein on August 2, 2002, which Judgment will thereupon be effective nunc pro tunc to the original entry date of August 2, 2002, for all purposes, and the plaintiff may thereupon proceed at its sole election to enforce the terms thereof.

     16. That, in addition to the collateral security granted to the plaintiff under its Security Agreement, the plaintiff has heretofore received, pursuant to the Forbearance and Settlement Stipulation heretofore filed on the 16th day of September, 2002, and the Pledgors thereupon pledged, transferred, assigned and hypothecated, as additional collateral security, two (2) million shares of the common stock duly issued by the defendant ARC COMMUNICATIONS, INC. and/or ARC MESA EDUCATORS, INC., registered or eligible for public sale or transfer, which shares of stock are legally and beneficially owned and



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on the stock register of ARC COMMUNICATIONS, INC. and/or ARC MESA EDUCATORS,
INC. as the property of the President and C.E.O., STEVEN H. MEYER and/or the Vice President and Director, KENNETH P. MEYER. The Certificates for shares of stock were delivered to the plaintiff together with executed blank stock powers, and the said shares of stock were and still are be subject to all of the terms and stipulations of the Forbearance and Settlement Agreement, as well as this Stipulation, as well as all of the terms and conditions of the Security Agreement. Said STEVEN H. MEYER and KENNETH P. MEYER executed a Pledge and Hypothecation Agreement at the foot of the Forbearance and Settlement Stipulation, pledging and hypothecating the said shares of stock to the plaintiff as aforesaid, to secure repayment of all obligations due and owing to the plaintiff.

     17. That, simultaneously herewith, the plaintiff has agreed to release its pledge and security interest in and/or to the shares of common stock of ARC COMMUNICATIONS, INC. and/or ARC MESA EDUCATORS, INC. owned by KENNETH P. MEYER, but the obligations herein shall continue to be secured by the shares of common stock pledged and delivered by STEVEN H. MEYER.

     18. That, simultaneously herewith, the plaintiff has agreed to release the defendant ARC MESA EDUCATORS, INC., from any further liability under its guarantee and/or pledge and/or security agreement interest with respect to the obligations which are the subject matter of this litigation and, hereafter, ARC MESA EDUCATORS, INC. shall no longer be a party defendant herein, and counsel will execute and deliver a Stipulation of Dismissal Without Prejudice to the Court respecting said defendant.

     19. That, if there occurs any uncured event or act of default under the terms of this Stipulation or any other agreement by and


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between the parties hereto, including, without limitation, the Promissory Note, any Security Agreement, Business Loan Agreement, Guarantee, etc., the Forbearance and Settlement Stipulation, or this Stipulation, the plaintiff may thereupon immediately proceed to liquidate and sell the subject remaining shares of stock either at private or public sale, upon any regularly organized market or otherwise, the defendants recognizing that the pledged stock certificates represent a substantial portion of the capital stock of ARC COMMUNICATIONS, INC., that sale of said stock may adversely affect the market value of the said shares, that the number of pledged securities represent many months of the normal trading volume for the shares in said corporation, and that the shares of the issuer are not traded on a national exchange where reliable price quotations are readily routinely available and, hence, the market value of the said pledged shares are difficult to determine and ascertain.

     20. All of the terms, provisions and conditions referable to the sale of such shares of stock, set forth in the Forbearance and Settlement Stipulation filed on September 16, 2002, as well as all other terms, conditions, provisions and stipulations contained therein shall remain in full force and effect and are expressly incorporated herein by reference.

Dated:  March   , 2003     OSTROWITZ & OSTROWITZ, ESQS.
                           Attorneys for Plaintiff


                           By:/s/ Alan R.Ostrowitz
                              --------------------
                                  Alan R.Ostrowitz
                              A Member of the Firm


WESTERMAN, BALL, EDERER, MILLER & SHARFSTEIN, LLP
Attorneys for Defendants





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By: /s/ ALAN C. EDERER
    ------------------
    ALAN C. EDERER, ESQ.

ARC COMMUNICATIONS, INC.

By: /s/ STEVEN H. MEYER
    -------------------
    STEVEN H. MEYER

ARC MESA EDUCATORS, INC.

By: /s/ STEVEN H. MEYER
    -------------------
    STEVEN H. MEYER



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STATE OF NEW JERSEY)
                   )S.S:
COUNTY OF MONMOUTH )

     BE IT REMEMBERED, that on 5/28/2003, personally appeared STEVEN H. MEYER, CEO and President of ARC COMMUNICATIONS, INC. and ARC MESA EDUCATORS, INC., known to me to be the person executing the within instrument, and said STEVEN H. MEYER, CEO and President of ARC COMMUNICATIONS, INC. and ARC MESA EDUCATORS, INC., did swear to me, under oath, that the within instrument is a proper corporate act and deed of the corporations, ARC COMMUNICATIONS, INC. and ARC MESA EDUCATORS, INC., for the purposes therein expressed.



                                    ------------------------------------
                                              Notary Public